Exhibit 10.1

Agreed Form

October [●], 2023

By Email

[NAME]

Re: Transaction Bonus Agreement

Dear [●]:

As you know, eMagin Corporation, a Delaware corporation (the “Company”), has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated May 17, 2023, with Samsung Display Co., Ltd., a Korean corporation (“Parent”), and the other parties enumerated therein, pursuant to which the Company will become an indirect wholly owned subsidiary of Parent (the “Transaction”). In consideration for your efforts in connection with the Transaction, the Company is pleased to offer you the opportunity to receive an employee transaction bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void.

1.            Transaction Bonus.  Subject to the terms and conditions set forth herein, you will be eligible to receive a cash bonus in the aggregate amount of $[●] (the “Transaction Bonus”), less applicable tax withholdings and other authorized or required deductions. You will receive the Transaction Bonus on or as soon as practicable following the date of the closing of the Transaction (the “Closing Date”), subject to your continued employment through the Closing Date.

2.            No Right to Continued Employment. Nothing in this Agreement will (i) confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) through the Closing Date or any other period whatsoever or to (ii) interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

3.            Other Benefits. The Transaction Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any severance, bonus, incentive, pension, retirement, death or other benefit under any other severance, bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless the Company decides in its sole discretion otherwise.

4.            Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

5.            Counterparts; Originals. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Any facsimile or pdf copy, or electronic signature, of any party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.

6.            Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Transaction Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Transaction Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company. By signing this Agreement below, you acknowledge and agree that no promises or representations, oral or written, have been made by the Company or its subsidiaries or affiliates regarding the subject matter hereof other than those set forth herein, and that you have not relied on any other promises or representations in signing this Agreement.

7.            Section 409A Compliance. The intent of the parties is that the Transaction Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

8.            280G Cutback.

(a)            Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)            For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)            The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by Golden Parachute Tax Solutions, LLC (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you at such time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

9.            Voluntary Nature of this Agreement. The Transaction Bonus and this Agreement are a voluntary decision being offered to you. You understand that accepting this Transaction Bonus is optional.

Please confirm your acceptance of the terms and conditions set forth in this Agreement by signing and dating this letter agreement below and returning it to me on or before [●]. By signing this Agreement, you also agree to keep this Agreement confidential and not to disclose the terms and conditions hereof except as otherwise required by law or to enforce the terms of this letter agreement.

If you have any questions regarding this Agreement, please contact me.

[Signature Page Follows]

eMagin Corporation

By:
Name:
Title:

My signature below confirms my agreement to the terms and conditions of this Agreement.

[●]

Date:

[Signature Page to Transaction Bonus Agreement]